For Immediate Release:

Contacts: Peerless Systems Corporation: John Rigali Chief Financial Officer (310) 297-3146	Investor Contact: Geoff High Pfeiffer High Investor Relations, Inc. (303) 393-7044

Peerless Systems Announces Fiscal Second Quarter Results

Selected Highlights:
•	Q2 net income reported at $1.2 million, or $0.07 per share
•	Konica Minolta signs $3.2 million perpetual license
•	Kyocera Mita signs new software licensing agreement
•	Agreement with Adobe extended through June 30, 2008
•	Company reaffirms full-year revenue and profit forecast
•	Board expands to six members

EL SEGUNDO, Calif., August 30, 2007 — Peerless Systems Corporation (Nasdaq: PRLS), a provider of advanced imaging and networking technologies and components to the digital document market, today reported financial results for its 2008 second fiscal quarter ended July 31, 2007.

Second Quarter Results
Second quarter revenues were $6.9 million versus $7.9 million in the second quarter a year ago, and $4.7 million in the first quarter of fiscal 2008. Product licensing revenue was $4.4 million compared with $5.2 million in last year’s second quarter and $2.1 million in the first quarter of fiscal 2008. Engineering services and maintenance revenue was $2.5 million versus $2.7 million in the second quarter a year ago and $2.7 million in the first fiscal quarter of 2008. The company earned $0.24 million in performance incentives associated with its engineering services agreement with Kyocera-Mita Corporation.

Peerless signed one block license agreement valued at $0.4 million in the second quarter, all of which was recognized as revenue during the quarter. In addition, the company signed a one-time, non-exclusive, non-transferable, perpetual license with Konica Minolta Business Technologies, Inc. (KMBT) valued at $3.2 million, all of which was recognized as revenue during the quarter. The current portion of the company’s contract backlog for engineering services is $2.4 million, which management believes will be recognized during the third quarter of fiscal 2008, and includes revenue expected under the Kyocera Mita agreement. Contract backlog does not include up to $0.25 million in potential incentive fees associated with this agreement. In addition, the Company has a contract backlog for licensing revenues of $5.0 million arising from the signing of a software licensing agreement with Kyocera Mita. None of the licensing backlog is expected to be recognized as revenue during the third quarter.

Second quarter gross margin was 69% compared with 54.2% in the second quarter last year and 46.4% in this year’s first fiscal quarter. The increase is primarily attributable to the signing of the perpetual license with KMBT for certain Peerless technologies, which resulted in a significant decrease in the ratio of third-party technology sales to Peerless technology sales and a 58.1% decrease in product licensing expense from this year’s first quarter.

Research and development expenses were $1.2 million, or 17.6% of revenue, a reduction of approximately $0.9 million compared with last year’s second quarter R&D expenses of $2.1 million, or 26.8% of revenue. The year-over-year decline in R&D expenses resulted from the completion of work on various software development products and a reduction earlier this year in the workforce. R&D expenses in this year’s first quarter were $1.1 million, or 24.2% of revenue. Sales and marketing expenses were $0.7 million, or 9.8% of revenue, versus $0.8 million, or 9.6% of revenue, in last year’s second quarter, and $0.6 million, or 12.8% of revenue, in the first quarter of fiscal 2008.

General and administrative expenses were $1.8 million, or 26.4% of revenue, compared with $1.8 million, or 23.3% of revenue in the second quarter last year and $1.5 million, or 31.6% of revenue, in the 2008 first fiscal quarter. G&A expenses in this year’s second quarter included one-time charges totaling $0.5 million, or 7.2% of revenue, related to the recent proxy contest.

Peerless reported second quarter net income of $1.2 million, or $0.07 per basic share, versus a net loss of $0.3 million, or $0.02 per basic share, in last year’s second quarter. The company reported a net loss of $0.8 million, or $0.05 per basic share, in this year’s first quarter.

Peerless ended the second quarter with cash and cash equivalents of $15.8 million compared with $17.2 million at the end of the previous quarter and $16.4 million at the end of fiscal 2007. The decline was primarily due to the timing of payments on contracts.

Management Commentary
“We achieved several important operational milestones during the second quarter, including the signing of a key license agreement with Konica Minolta,” said Rick Roll, president and CEO. “Our promising second quarter performance better positions us to achieve our previously stated full-year revenue and earnings forecasts.”

“Konica Minolta has been a longtime strategic partner of Peerless, and the perpetual license it has signed was for select legacy networking technology,” Roll added. “We had previously mentioned that our agreement with Adobe would terminate, if not extended or renewed, prior to the end of our fiscal year. Subsequent to the end of the second quarter we entered into an agreement that extends our Adobe PostScript Software Development and Sublicense Agreement through June 30, 2008. Adobe has been an important long-term Peerless partner, and this extension gives us more time to negotiate a multi-year agreement. As always, there can be no assurance that these efforts will be successful.”

“We are maintaining our aggressive pursuit of diversification opportunities to help fuel growth and enhance profitability,” Roll said. “During the second quarter, we visited a number of potential business partners, including select companies in Taiwan, China and Japan, to discuss our vision for a solution-software application as well as opportunities in the all-in-one device market. In addition, we recently engaged a consultant to assist us in the development of a strategic initiative focused on all-in-one devices. We intend to pursue these opportunities in disciplined fashion.”

Roll added, “I have focused much of my effort during the last few months on assembling an expanded board of directors that is deep in operational, managerial and technology-related expertise. I am confident our current team of directors, which includes five members that have joined the board during the past six months, will play a significant role, along with management, in charting our future direction. I look forward to providing our shareholders with more insight into the prospects we are exploring in the near term.”

Guidance
Management reiterated its prior forecast of profitable results during the second half of fiscal 2008. Expectations for fiscal 2008 net income continue to be in a range of between $3.8 million and $4.5 million. Full-year revenue is expected to range from $29.0 million to $31.0 million. As previously stated, this forecast is contingent upon the closing of a significant amount of block license revenue.

Management and the board of directors will continue to consider all opportunities to enhance the value of the company, including aggressive marketing of new technologies, development of new market opportunities, raising additional capital, mergers and/or acquisitions.

Peerless Systems Conference Call
Management will hold a conference call to discuss fiscal second quarter results today at 5:00 p.m. Eastern (2:00 p.m. Pacific). Investors are invited to listen to the call live via the Internet at www.peerless.com, or by dialing into the teleconference at 888-680-0894 (617-213-4860 for international callers) and entering the passcode 55143905. Participants should access the website at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 30 days and an audio replay will be available through September 9, 2007, by calling 888-286-8010 (617-801-6888 for international callers) and entering the passcode 79791042.

About Peerless Systems Corporation
Founded in 1982, Peerless Systems Corporation is a provider of imaging and networking technologies and components to the digital document markets, which include manufacturers of color, monochrome and multifunction office products and digital appliances. In order to process digital text and graphics, digital document products rely on a core set of imaging software and supporting electronics, collectively known as an imaging controller. Peerless’ broad line of scalable software and silicon offerings enables its customers to shorten their time-to-market and reduce costs by offering unique solutions for multiple products. Peerless’ customer base includes companies such as Canon, IBM, Konica Minolta, Kyocera Mita, Lenovo, OkiData, Ricoh, RISO, Seiko Epson and Xerox. Peerless also maintains strategic partnerships with Adobe and Novell. For more information, visit Peerless’ web site at www.peerless.com.

Safe Harbor Statement Under The U.S. Private Securities Litigation Reform Act Of 1995
Statements made by us in this press release that are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management based on our current estimates, expectations, forecasts and projections and include comments that express our current opinions about trends and factors that may impact future operating results. Statements that use words such as we “believe,” “anticipate,” “estimate,” “intend,” “could,” “plan,” “expect,” “project,” “predict,” “forecast,” “outlook,” “potential,” “continue,” “may,” “future,” “can,” “enhance,” and “should,” or the negative of these, as well as similar expressions, can be used to identify forward-looking statements. These statements are not guarantees of future performance, rely on a number of assumptions concerning future events, many of which are outside of our control, and involve known and unknown risks and uncertainties that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements, expressed or implied by such forward-looking statements. Such risks and uncertainties include, among other things, changing competitive and market conditions, our reliance on certain OEM customers for significant portions of our revenues, the sufficiency of our capital resources, any adverse change in our relationship with Adobe Systems Incorporated and/or Novell, Inc, increased competition both from in-house OEM products and low cost offshore competitors, the impact of Microsoft’s Vista™ operating system, reduced demand for our existing monochrome technologies or other products, the rapid changes taking place in the emerging color print devices markets, our ability to realize contract backlog, our ability to identify new customers or place our technology in a broader base of products, our ability to leverage core competencies and find product segments that blend well with our core business, our ability to successfully enter new software application sectors, our ability to maintain our profit objectives and create compelling margins, the tenure of the competitive advantage of our old and new technologies, our reliance on block licensing, our ability to develop and market our advanced devices and software, the validity and protection of our intellectual property rights, risks associated with international business activities, our reliance on key personnel and our board of directors and our ability to execute our business plan and strategic partnering transactions.

The above risks, and others, are described in further detail in our reports filed with the Securities and Exchange Commission, including, but not limited to, those described under "Item 1A. Risk Factors" in our most recent Annual Report on Form 10-K for the fiscal year ended January 31, 2007, filed on April 13, 2007, and those described under “Item 1A. Risk Factors” in the most recent Quarterly Report on Form 10-Q for the quarter ended April 30, 2007, filed June 11, 2007.

Current and prospective stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We are under no obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements contained herein are qualified in their entirety by the foregoing cautionary statements.

- Financial tables follow -

PEERLESS SYSTEMS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended
	July 31,
	2007		2006

Revenues:
Product licensing	$4,415	63.6%	$5,156	65.3%
Engineering services and maintenance	2,526	36.4%	2,725	34.5%
Hardware sales	1	0.0%	15	2%
Total revenues	6,942	100.0%	7,896	100%

Cost of revenues:
Product licensing	319	4.6%	1,352	17.1%
Engineering services and maintenance	1,838	26.4%	2,245	28.4%
Hardware sales	-	0.0%	23.3%
Total cost of revenues	2,157	31.0%	3,620	45.8%
Gross margin	4,785	69.0%	4,276	54.2%

Operating expenses:
Research and development	1,219	17.6%	2,116	26.8%
Sales and marketing	679	9.8%	756	9.6%
General and administrative	1,838	26.4%	1,842	23.3%
Total operating expenses	3,736	53.8%	4,714	59.7%

Income (loss) from operations	1,049	15.1%	(438)	-5.5%

Other income, net	169	2.4%	108	1.4%
Income (loss) before income taxes	1,218	17. 5%	(330)	-4.2%
Provision for income taxes (benefit)	5	0.0%	(3)	.1%

Net income (loss)	$1,213	17. 5%	(327)	-4.1%

Basic earnings (loss) per share	$0.07		$(0.02)
Diluted earnings (loss) per share	$0.07		$(0.02)

Weighted average common shares outstanding - basic	17,260		17,142
Weighted average common shares outstanding - diluted	18,259		17,142

PEERLESS SYSTEMS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Six Months Ended
	July 31,
	2007		2006

Revenues:
Product licensing	$6,508	55.7%	$10,670	63.9%
Engineering services and maintenance	5,179	44.3%	5,675	34.0%
Hardware sales	2	0.0%	355	2.1%
Total revenues	11,689	100.0%	16,700	100.0%

Cost of revenues:
Product licensing	1,081	9.2%	1,852	11.1%
Engineering services and maintenance	3,618	31.0%	4,203	25.1%
Hardware sales	0	0.0%	181	1.1%
Total cost of revenues	4,699	40.2%	6,236	37.3%
Gross margin	6,990	59.8%	10,464	62.7%

Operating expenses:
Research and development	2,368	20.3%	4,172	24.9%
Sales and marketing	1,286	11.0%	1,550	9.2%
General and administrative	3,336	28.5%	3,233	19.3%
Total operating expenses	6,990	59.8%	8,955	53.4%

Income from operations	-	0.0%	1,508	9.3%
Other income , net	392	3.4%	219	1.3%

Income before income taxes	392	3.4%	1,728	10.6%
Provision for income taxes	8	0.1%	12	0.0%

Net income	$384	3.3%	$1,716	10.6%

Basic earnings per share	$0.02		$0.10
Diluted earnings per share	$0.02		$0.09

Weighted average common shares outstanding - basic	17,225		17,057
Weighted average common shares outstanding - diluted	18,198		19,329